EXHIBIT 10.5



                              MANAGEMENT AGREEMENT
                              --------------------


      This Management Agreement (the "Agreement") is entered into this 2nd day of June, 1997 by and between Universal Property & Casualty Insurance Company, a Florida insurance corporation ("UPCIC"), and Universal P&C Management, Inc., a New York corporation ("Universal Management").

      WHEREAS, UPCIC desires Universal Management to provide underwriting, administrative and certain other services described in this Agreement to UPCIC (the "Services"):

      WHEREAS, Universal Management desires to provide the Services to UPCIC;
and

      WHEREAS, UPCIC and Universal Management desires to enter into this Agreement to control their relationship with regard to their respective rights, obligations and benefits.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.    RELATIONSHIP OF THE PARTIES

      A. APPOINTMENT OF UNIVERSAL MANAGEMENT. UPCIC hereby appoints Universal Management to perform the Services provided for in this Agreement. Universal Management hereby accepts said appointment.

      B. MANAGEMENT CONTROL OF UPCIC. The parties acknowledge that Universal Management shall be an independent contractor in the performance of its duties and responsibilities under this Agreement, and that no employee of Universal Management shall be regarded as an employee of UPCIC as a result of this Agreement, except in the circumstance of UPCIC specifically employing a Universal Management employee.

      C. STATUS OF UNIVERSAL MANAGEMENT. The parties acknowledge that Universal Management shall be an independent contractor in the performance of its duties and responsibilities under this Agreement, and that no employee of Universal Management shall be regarded as an employee of UPCIC as a result of this Agreement, except in the circumstance of UPCIC specifically employing a Universal Management employee.

      D. EMPLOYMENT OF UNIVERSAL MANAGEMENT EMPLOYEES. Universal Management shall make available to, and UPCIC shall employ: (i) Joseph P. DeAlessandro as UPCIC's Chairman and Chief Operating Officer; (ii) Robert Thomas as UPCIC's Director of Finances; (iii) David Asher as UPCIC's Director of Underwriting; and (iv) Barry J. Goldstein as UPCIC's Director of Claims.

II.   UNDERWRITING SERVICES

      Universal Management shall have the following authority and shall perform the following underwriting Services for UPCIC.

      A. MARKETING SERVICES. Universal Management shall underwrite applications from potential insureds for prospective business. Universal Management shall not request UPCIC to appoint any producer without determining that the producer is lawfully licensed to transact the type of insurance for which the producer is appointed. Universal Management shall not appoint any managing general agent or sub-managing general agent and shall not permit any sub-producers to serve on its board of directors as to new business after assumption of risks by UPCIC transferred from the Florida Residential Property and Casualty Joint Underwriting Association.

      B.    UNDERWRITING AND POLICY ISSUANCE.
            --------------------------------

            1. UPCIC and Universal Management shall mutually agree on the underwriting standards and guidelines for the property and casualty business to be written by UPCIC ("Underwriting Guidelines"), and which, at a minimum, shall:

                  a.    specify the basis of the rates to be charged;

                  b.    specify the types of risks which may be written;

                  c.    provide for maximum limits of liability;

                  d.    specify applicable exclusions;

                  e.    specify territorial limitations;

                  f.    specify policy cancellation provisions; and

                  g.    specify the maximum policy period.

            2. Consistent with the Underwriting Guidelines and within the limits on writings provided therein, Universal Management shall receive applications, select risks and underwrite and issue all policies, contracts, binders, endorsements and other insuring documents.

      C. POLICY FORMS AND FORM FILINGS. Consistent with the Underwriting Guidelines, Universal Management shall develop policy and application forms and related insurance contract wordings subject to UPCIC's written approval and shall prepare and print all such forms.

      D. RATES. Consistent with the Underwriting Guidelines, Universal Management shall establish premium rates subject to UPCIC's prior written approval.

      E. POLICY CANCELLATION AND NON-RENEWAL. UPCIC shall have the right to cancel or non-renew any insurance policies, contracts and endorsements in accordance with their terms and applicable laws and regulations. Subject to UPCIC's written Underwriting Guidelines, Universal Management may cancel and non-renew any insurance policies, contracts and endorsements in accordance with their terms and applicable laws and regulations.

III.  ADMINISTRATIVE SERVICES

      Universal Management shall have the following authority and shall perform the following administrative Services.

      A. PREMIUM COLLECTIONS AND REFUNDS. Universal Management shall perform the following Services with respect to amounts due from policyholders.

            1. Collect premiums or other amounts due from policyholders and from any collection facility, including agents and other persons or institutions that receive premiums. Universal Management shall deposit all such premiums collected in a premium trust account in the name of UPCIC, who shall control the account.

            2. Immediately deposit funds collected or received by Universal Management, in a premium trust account established by and in the name of UPCIC with a federally or state chartered bank that is a member of the Federal Reserve System (the "Account"). Commingling of any funds deposited in the Account with any other funds of Universal Management is prohibited.

            3. Maintain records clearly recording the deposits in the Account and, upon the request of UPCIC, shall furnish UPCIC with copies of such records.

      B. CLAIMS-RELATED SERVICES. As requested by UPCIC from time to time, Universal Management shall communicate UPCIC's instructions regarding claims matters to any claims adjusters appointed by UPCIC to administer claims. UPCIC and Universal Management acknowledge that Universal Management shall have no authority to adjust, compromise, settle or pay claims or losses arising under any UPCIC insurance policies.

      C. CORRESPONDENCE WITH POLICYHOLDERS AND PRODUCERS. Universal Management, in the name of UPCIC shall conduct all correspondence with policyholders and shall expeditiously handle all requests by policyholders, including, but not limited to, requests for information, and shall keep all records necessary or proper in connection therewith.

      D. STAFF. Universal Management shall provide sufficient personnel with the appropriate experience, expertise, capability and skill necessary to perform the Services contemplated by this Agreement.

      E. OFFICE FACILITIES. Universal Management shall provide all facilities and equipment as needed for its operations and the performance of its responsibilities under this Agreement.

      F. DATA PROCESSING. Universal Management shall maintain data processing facilities as needed for its operations and the performance of its responsibilities under this Agreement.

      G.    BOOKS AND RECORDS.
            -----------------

            1.    Universal  Management shall separately  maintain  complete and orderly files, books, records and accounts of all transactions involving the Services that are in a form usable by UPCIC and in accordance with generally accepted insurance and accounting practices and applicable insurance laws and regulations. At a minimum, such files, books, records and accounts shall

                  a. Show all policies issued, all premiums written, collected, earned and unearned, all acquisition costs, all return premiums paid and owing, all expenses paid and owing; all charges, fees and expenses owed by, received by, or owing to Universal Management and the data necessary to support all such charges, fees and expenses; and

                  b. Include the relevant statistical information required in any statement to be furnished to any regulatory authority.

            Universal Management may maintain electronic files as long as it maintains the capacity to deliver copies of such files to UPCIC in a format suitable for UPCIC's use and in a timely fashion in accordance with the terms of this Agreement.

            2. All files, books, records and accounts maintained by Universal Management relating to the insurance business administered pursuant to this Agreement shall be the sole property of UPCIC.

            3. UPCIC shall have the right at all times during regular business hours to inspect all files, books, records and accounts wherever located that pertain to the Services and shall have the right to have furnished to it upon demand a copy of any such files, books, records and accounts. In the event that UPCIC shall take sole possession of any files, books, records and accounts relating to the Services, Universal Management shall have the right to inspect and copy such files, books, records and accounts. Insurance regulatory authorities shall have access to all books and records of Universal Management relating to the Services in a usable form, and all bank accounts established in the name of UPCIC.

      H.    REPORTS.
            -------

                  Within  forty-five  (45) days after the close of each calendar month ("Month"), Universal Management shall render to UPCIC reports of all transactions for said Month with respect to the Services in formats acceptable to UPCIC. The reports shall include, but not necessarily be limited to, an accounting of all premiums written, collected, earned and unearned, all commissions payable thereon, all return premium paid and owing, all expenses reported, paid or owing, and such other data in such form as mutually agreed upon.

      I. RESERVES. Universal Management shall determine for UPCIC unearned premium and all other reserves as may be requested by UPCIC from time to time.

      J. COOPERATION. The parties shall provide each other with all such information as they may each reasonably request in order to fulfill the mandates of this Agreement.

      K. FINANCIAL ACCOUNTING AND REPORTING. Universal Management shall provide the customary and necessary accounting services for UPCIC and prepare all required regulatory, financial and accounting reports. The parties shall cooperate with the actuary and independent certified public accountant in the preparation of all Federal, State and other governmental tax and other returns and all regulatory and other statements as may be required to maintain the parties in good standing or to effect their compliance with all statutes and regulations governing their corporate existence and the conduct of their business.

      L. OTHER SERVICES. Universal Management shall perform such other duties and services as are customary in the administration of insurance business not specifically described in this Agreement but which are incidental to the performance of the terms of this Agreement. Notwithstanding the foregoing, Universal Management shall not provide any services in connection with the negotiating, binding, ceding or assuming, purchasing or selling of reinsurance or retrocession coverage, either treaty or facultative, on behalf of UPCIC.

      M. UNIVERSAL MANAGEMENT'S MAINTENANCE OF INSURANCE AND BOND. During the term of this Agreement, Universal Management shall maintain in force for the benefit of UPCIC (i) errors and omissions insurance with limits in the amount of at least $500,000 and (ii) a fidelity bond in an amount equal to $250,000 or 10% of the gross direct written premium produced by Universal Management, whichever is greater, except that such bond shall be no more than $500,000. Universal Management shall promptly provide evidence of such insurance to UPCIC on or before each anniversary of the inception of this Agreement.

IV.   UNIVERSAL MANAGEMENT'S COMPENSATION AND EXPENSES

      UPCIC agrees to pay Universal Management, and Universal Management agrees to accept as full compensation for the Services provided hereunder, the fees set forth in the Schedule of Fees which is attached to and made a part of this Agreement.

V.    MISCELLANEOUS

      A. EFFECTIVE DATE. This Agreement shall become effective as of the date that the Florida Insurance Department issues to UPCIC a certificate of authority to transact the business of insurance in the State of Florida.

      B. TERM AND TERMINATION. The term of this Agreement shall be for a period of three (3) years and thereafter may be renewed for successive two (2) year terms unless (i) either party shall give prior written notice of non-renewal to the other party not later than sixty (60) days prior to the expiration of any term hereof, or (ii) terminated in accordance with this
      Section V(B). This Agreement may be terminated only as follows: (i) by mutual written consent of UPCIC and Universal Management; (ii) by either UPCIC or Universal Management in the event of material breach of this Agreement by the other party and such breach is not cured within thirty
      (30) days following the breaching party's receipt of written notice of the breach from the non-breaching party; or (iii) by either UPCIC or Universal Management immediately for cause in the event of the other party's willful misconduct or gross negligence.

      C. EXPIRATIONS. As between UPCIC and Universal Management, UPCIC shall retain ownership of the expirations of the insurance business administered pursuant to this Agreement upon termination of this Agreement.

      D. REGULATORY COMPLIANCE. Each of UPCIC and Universal Management shall be responsible for complying with all regulatory requirements applicable to it for the lawful performance of its respective obligations under this Agreement.

      E. ASSIGNMENT; BINDING AGREEMENT. This Agreement may not be assigned in whole or in part without the prior written consent of UPCIC and Universal Management. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective successors, heirs and permitted assigns.

      F. SEVERABILITY. If any of the provisions of this Agreement shall be determined to be contrary to law or unenforceable by any court of competent jurisdiction, the remaining provisions shall, wherever possible, be severable and shall remain enforceable in accordance with their terms.

      G. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, which shall be deemed to have been fully executed in the state of Florida, without regard to the actual price of execution.

      H. HEADINGS. The articles and section headings contained in this Agreement are inserted for the convenience of the parties only and shall not affect in any way the meaning or interpretation of this Agreement.

      I. GOVERNING LAWS. This Agreement, and any amendments hereto, shall be construed, interpreted according to and enforceable under and pursuant to the laws of the State of Florida, without regard to any conflict of laws principles.

      J. JURISDICTION. Any action at law or equity, arising out of and relating to the interpretation or the implementation of this Agreement shall only be brought in the courts, either State or Federal located in Dade County, State of Florida, to which courts the parties hereto submit their personal jurisdiction.

      K. WAIVER AND FURTHER DOCUMENTATION. No failure to enforce any provision hereof shall operate as a waiver of or estoppel with respect to such provision or any other provisions hereof. No waiver shall act as a continuing waiver except to the extent specifically stated in writing by the waiving party. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other parties may reasonably require in order to effectuate the terms and purposes of this Agreement.

      L. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and deemed to have been duly given if hand delivered, faxed or mailed certified first class mail, return receipt requested, postage prepaid. Notice shall be deemed effective on the date of such hand delivery or fax and three (3) days after (not including Sundays and federal holidays) the date of mailing such certified mail. All notices shall be addressed as follows:

            If to UPCIC:

            Universal Property & Casualty Insurance Company
            19589 Northeast 10th Avenue
            North Miami Beach, Florida 33179
            Attn: Bradley Meier, President

            If to Universal Management:

            Universal P&C Management, Inc.
            2800 Ocean Boulevard South
            Boca Raton, Florida 33432
            Attn: Joseph P. DeAlessandro, President

      Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

      M. AMENDMENT AND MODIFICATION. This Agreement may be amended and modified only in writing signed by each party hereto.

      N. ENTIRE AGREEMENT. This Agreement and all exhibits attached hereto constitute the entire agreement and understanding of the parties on the subject hereof, and supersede all prior agreements and understandings relating to the subject matter hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.


                               UNIVERSAL PROPERTY & CASUALTY
                               INSURANCE COMPANY


                               By   /s/ Bradley I. Meier
                                    --------------------


                              UNIVERSAL P&C MANAGEMENT, INC.


                               By /s/ Joseph Dealessandro
                                  -----------------------

                                SCHEDULE OF FEES



                 16% of UPCIC's gross direct written premium.

                                    ADDENDUM


            This addendum dated June 12, 1997, by and between Universal Property & Casualty Insurance Company ("UPCIC") on the one hand, and Universal P&C Management Inc. ("Universal Management") on the other hand, amends and modifies the management agreement ("Agreement") executed June 2, 1997 by and between UPCIC and Universal Management only in respect of Article IV of the Agreement as this article relates to the "Schedule of Fees" attached to the Agreement and made a part thereof.

            The "Schedule of Fees" attached to the Agreement is modified and amended as follows:

            Universal Management fees shall be the lesser of (i) sixteen (16%) percent PER ANNUM of the annual gross direct written premium collected by UPCIC, OR (ii) a cost plus profit payment (the "CPP") as determined by the formula set forth below.

            The annual CPP for Universal Management shall be determined by the following formula comprised of costs incurred by, and profit to Universal
Management:

                  (a) (i) the actual salary and benefits cost of American European Group's and/or any of its subsidiaries or related company's (collectively the "AEG Group") personnel and staff (as determined and paid by the AEG Group for their own business) that provide services to UPCIC, on a PRO RATA basis for their allocable time utilization by Universal Management for UPCIC services, and (ii) the actual salary and benefits cost to Universal Management for any non-AEG Group personnel and staff required to be hired by Universal Management to provide services to UPCIC, and

                  (b) (i) the PRO RATA cost of any of the AEG Group facilities, equipment, computers and related software, allocable for the time they are utilized by Universal Management in their provision of services to UPCIC, and (ii) the actual cost of any non-AEG Group facilities, equipment, computers and related software acquired, rented or leased by Universal Management in its provision of services to UPCIC.

      Upon computing the total of the actual costs incurred by Universal Management for the payment period due, in accordance with the above stated and defined costs at Paragraphs (a) and (b), thus yielding the actual costs for the payment period due (the "Payment Period Costs"), a ten (10%) percent per ANNUM profit percentage (the "Profit %") shall be computed for the payment period due, by multiplying the Profit % to Payment Period Costs, thus yielding the profit payment for the payment period due (the "Profit Period Payment"). The CPP payment calculation for the payment period due, shall thus be the total of the Payment Period Costs and the Profit Period Payment.

      All expenses and disbursements to third-parties shall be reimbursable in addition to the CPP.

      UPCIC shall be entitled to review and obtain substantiation from Universal Management and the AEG Group, prior to its payment, which substantiation shall show (i) detailed cost breakdowns for all (a) AEG Group staff and personnel providing services to UPCIC, (b) non AEG Group staff and personnel hired by Universal Management to provide services to UPCIC, (c) AEG Group facilities, equipment, computers and software utilized to provide services to UPCIC and (d) non-AEG Group facilities, equipment computers and software utilized to provide services to UPCIC and (ii) time records for the (x) staff and personnel, and (y) facilities, equipment, computers and software, utilized by Universal Management to provide services to UPCIC.

      The annual Fee shall be invoiced and paid  quarterly  for the first ninety
      (90) days of the Agreement, and then monthly for the balance of the term of the Agreement, and any renewals of the Agreement ("Payment Periods"). The payments shall be made within the twenty-five (25) days of the receipt of any invoice relating to the close of each Payment Period, together with supporting calculations, and data if requested. The Fee for the first quarters payment, and then each Payment Period thereafter shall be computed both (i) in the flat amount of sixteen (16%) percent for the gross written premium collected in that Payment Period, AND (ii) pursuant to the CPP formula for the Payment Period.

      The sixteen (16%) percent flat calculation and the CPP calculations shall both be made by Universal Management for each payment period due, and provided to UPCIC with each invoice sent for payment, for each payment period. UPCIC shall have the right to make payment of any invoice, in the lesser amount of the two calculations for the Payment Period then due, in its sole discretion.

            Universal Management undertakes the responsibility and warrants to UPCIC ("Warranty"), that it will itself produce to UPCIC, or cause the AEG Group to produce directly to UPCIC, in a timely manner upon request of UPCIC, any and all auditable information, data and statistics required by UPCIC, to enable UPCIC to establish the cost basis to the AEG Group, of the cost components set forth in (a) and (b) in the above CPP formula. This Warranty shall be considered an honorable undertaking, in addition to being a covenant of the agreement between the parties, to enable UPCIC to select which method of payment would yield the lesser payment to Universal Management for any of the payment periods, I.E., the lesser of the flat sixteen (16%) percent payment, or the CPP payment. The selection of either payment calculation for any payment period shall not bind UPCIC to that payment calculation for any subsequent payment period.

            In all other respects the Agreement remains the same, as if this addendum had not made.

            In WITNESS WHEREOF, the parties have signed this addendum as of the date first written above.

                       UNIVERSAL PROPERTY & CASUALTY INSURANCE COMPANY

                       /S/ BRADLEY I. MEIER
                       --------------------
                       Bradley I. Meier, President


                       UNIVERSAL P & C MANAGEMENT, INC.


                       /S/ JOSEPH DEALESSANDRO
                       ----------------------
                       By:   Joseph DeAlessandro, President